Williams Industries Announces Coordination of Manufacturing Activities; Appointment of New Corporate VP

MANASSAS, VA -- 06/18/2007 -- Williams Industries, Inc. (OTC: WMSI) today announced a change in the company's management structure. Effective immediately, the company's manufacturing operations will report to Danny C. Dunlap, who was named Vice President for Manufacturing Operations. His immediate responsibility will be oversight of the activities of Williams Bridge Company and S.I.P. Inc. of Delaware. Prior to this appointment, the subsidiaries had reported directly to the company's chairman and CEO, Frank E. Williams, III.

In describing the organizational change Frank E. Williams, III, Williams Industries' president and CEO, said, "This structural change will allow the manufacturing subsidiaries to better recognize and emphasize their synergies, resulting in a more competitive position in the marketplace. It also will facilitate the marketing of different products to the same customer base. Danny already has been responsible for a tremendous turn-around at S.I.P. and it is hoped that the introduction of his expertise will generate similar results at Williams Bridge," Williams said.

Dunlap, 46, joined Williams Industries in June 2004 as executive vice president of S.I.P. and was named president a year later. He will retain that position. Dunlap has more than 20 years of engineering experience with various divisions of Mars, Inc., as well as two years with Union Carbide Carbon Products. He has a degree in Industrial Engineering from the Georgia Institute of Technology.

Williams Bridge Company, which is certified by the American Institute of Steel Construction (AISC), is a manufacturer capable of producing quality products and services for use in conventional and complex steel structures and major steel bridges. The company has plants in Manassas and Richmond, Virginia. Because of the diverse capabilities of the two facilities, Williams Bridge is a major fabricator for all types of bridge superstructures, heavy industrial and commercial work, and large, complicated plate fabrications. The company specializes in both welded plate girders and fracture critical work.

S.I.P., the leading manufacturer of "stay-in-place" metal decking in the Mid-Atlantic and Northeastern United States, has an extensive market area, including the entire East Coast of the United States from New England through Florida. The company has plants in Wilmington, Delaware and Gadsden, Alabama.

The subsidiaries of Williams Industries, Inc. provide a wide range of quality, cost competitive services and products for the industrial, commercial and institutional construction markets. The construction and manufacturing services include: steel and precast concrete erection; miscellaneous metals installation; the fabrication of welded steel plate girders; rolled steel beams, and light structural and other metal products; the construction, repair and rehabilitation of bridges; crane rental, and heavy and specialized hauling and rigging.

This release contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in, or implied by, the forward-looking statements.

For additional information, please call the investor relation's office at (703) 335-7800.

CONTACT:

Marianne V. Pastor
(703) 335-7800